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                                                                     EXHIBIT 11



                             APPLIED INNOVATION INC.


              Statement Regarding Computation of Earnings Per Share
    For the three- and nine-month periods ended September 30, 2001 and 2000
                                   (unaudited)
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                                                                   2001                                2000
                                                      Three-months      Nine-months      Three-months      Nine-months
                                                     -------------     -----------      -------------      -----------
Weighted average number of common
 shares outstanding - used for
 computation of basic earnings per share              15,909,600        15,898,632         15,695,574        15,528,872

Add net shares issuable pursuant to stock
 option plans less shares assumed
 repurchased at the average market price                 173,322           310,266            575,954           431,902
                                                     -----------       -----------        -----------       -----------

Number of shares for computation of
 diluted earnings per share                           16,082,922        16,208,898         16,271,528        15,960,774
                                                     ===========       ===========        ===========       ===========

Net income for basic and diluted
 earnings per share                                  $ 1,771,922       $ 4,421,319        $ 2,799,405       $ 6,639,900


Basic earnings per share                             $      0.11       $      0.28        $      0.18       $      0.43
                                                     ===========       ===========        ===========       ===========

Diluted earnings per share                           $      0.11       $      0.27        $      0.17       $      0.42
                                                     ===========       ===========        ===========       ===========





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